NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 09, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 29, 2022, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the formation of a holding company which became effective on August 29, 2022, each share of Common Stock of Jacobs Engineering Group Inc. (Old) was deemed to represent one (1) share of Jacobs Solutions Inc. (New) Common Stock on a share for share basis. This form is only for the removal from listing on the Exchange of the Common Stock of Jacobs Engineering Group Inc. (Old), and not a termination of the registration of the Common Stock of Jacobs Solutions Inc. (New) under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 29, 2022.